Exhibit 99.1

PRESS RELEASE DATED APRIL 23, 2003

Contact:

Cal Reed, Chairman & CEO

William Snyder, CFO

Tel: (510) 449-0100

Peak International Reports Year-End Results

Revenues up 22% over Same Quarter Last Year and 24% over Prior Year

Peak International Limited (NASDAQ: PEAK) today reported results for its fourth fiscal quarter and the year ended March 31, 2003. Revenues increased 22% over the same quarter last year and 24% compared to the prior year.

For fiscal year 2003, Peak had revenues of $56.1 million compared to $45.3 million for fiscal 2002. The net loss for the year was $16.5 million, or $1.30 per share on a diluted basis, compared to a loss of $7.9 million, or $0.61 per share on a diluted basis in the prior year. Fiscal 2003 results included an impairment charge of $13.4 million associated with the write down of Peak’s unoccupied factory in Shenzhen, the People’s Republic of China. No such charge was recorded during the year ended March 31, 2002.

Revenues in the fourth fiscal quarter of 2003 were $14.2 million, up 22% as compared to the same quarter in the prior fiscal year. As forecasted, revenues declined by 6% compared to the prior quarter due primarily to the impact of the Chinese New Year holidays. Peak had a loss for the quarter of $3.1 million or $0.24 per share on a diluted basis, compared to a loss of $1.7 million or $0.13 per share on a diluted basis in the fourth quarter of the prior year. The results of the fourth quarter of fiscal 2003 included a $2.8 million impairment charge associated with the unoccupied factory in Shenzhen to be disposed of by sale. No such charge was recorded in the fourth quarter of the prior year.

The increased loss for the year is attributable to the asset impairment charge of $13.4 million and a slow semiconductor industry resulting in price reductions. Despite the unfavorable economic environment, revenue increased steadily every quarter during the year, compared to the corresponding quarter of the prior year due to increased product volume.

Cal Reed, Peak’s Chairman and CEO said,” I am optimistic regarding the upcoming 2004 fiscal year. Revenues have improved each quarter over the same quarter a year ago. Our diversification strategy has led to increased penetration in non-semiconductor applications in fiscal 2003 and we expect to continue that initiative in fiscal 2004. We will also address factory costs and improve turn around time for customer designs. We will focus on inventory and controls. We also intend to improve gross margin as a percentage of sales in fiscal 2004. I believe our balance sheet is strong with approximately $26 million in cash and no long-term debt. I am confident that we have the capacity, technology and workforce in place to respond quickly to an upturn in demand.”

Except for historical information contained herein, the statements in this press release regarding future sales and profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, difficulties related to working in the PRC, including the recent outbreak of SARS and its potential effect on our factory and customers, market demand for the Company’s products, increasing competition, issues related to costs of manufacturing and raw materials, the conflict in Iraq and its effect on the world’s economy, a continued economic downturn in most of the developed countries, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Net Sales:
– Third parties	$14,227	$11,652
– Related companies	—	—

	14,227	11,652
Cost of Goods Sold	10,093	9,467

Gross Profit	4,134	2,185

General and Administrative	1,827	1,930
Research and Development	33	35
Selling and Marketing	2,624	1,844
Asset Impairment	2,794	—

Loss from operations	(3,144)	(1,624)
Other expense – net	(66)	(118)
Interest income	54	82

Loss before income taxes	(3,156)	(1,660)
Income tax benefit (expense)	53	(26)

NET LOSS	(3,103)	(1,686)

Other comprehensive income (loss):
Foreign currency translation adjustment	63	(28)

Comprehensive loss	$(3,040)	$(1,714)

LOSS PER SHARE
– Basic	$(0.24)	$(0.13)
– Diluted	$(0.24)	$(0.13)

Weighted Average Number of Shares Outstanding
– Basic	12,688,000	12,662,000
– Diluted	12,688,000	12,662,000

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Year Ended March 31,
	2003	2002
	(Unaudited)
Net Sales:
– Third parties	$56,142	$44,213
– Related companies	—	1,120

	56,142	45,333
Cost of Goods Sold	41,394	36,864

Gross Profit	14,748	8,469

General and Administrative	7,768	8,815
Research and Development	136	155
Selling and Marketing	10,071	7,845
Asset impairment	13,378	—

Loss from operations	(16,605)	(8,346)
Other expense – net	(106)	(266)
Interest income	285	713

Loss before income taxes	(16,426)	(7,899)
Income tax expense	(104)	(21)

NET LOSS	(16,530)	(7,920)

Other comprehensive (loss) income:
Foreign currency translation adjustment	(16)	95

Comprehensive loss	$(16,546)	$(7,825)

LOSS PER SHARE
– Basic	$(1.30)	$(0.61)
– Diluted	$(1.30)	$(0.61)

Weighted Average Number of Shares Outstanding
– Basic	12,689,000	12,915,000
– Diluted	12,689,000	12,915,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	March 31, 2003	March 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25,928	$29,217
Accounts receivable – net of allowance for doubtful accounts of $288 at March 31, 2003 and $241 at March 31, 2002	10,848	8,200
Inventories	12,190	12,325
Other receivables, deposits and prepayments	923	1,396
Income taxes receivable	—	156

Total current assets	49,889	51,294

Asset to be disposed of by sale	5,230	—

Deposits for acquisition of property, plant and equipment	17	67
Land use rights	781	1,967
Property, plant and equipment – net	28,073	50,488
Income taxes receivable	3,732	—
Other deposit	301	—

Total Non-current Assets	32,904	52,522

TOTAL ASSETS	$88,023	$103,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
– Trade	$3,910	$2,493
– Property, plant and equipment	31	705
Accrued payroll and employee benefits	1,139	1,021
Accrued other expenses	1,419	1,614
Income taxes payable	5,721	5,424

Total Current Liabilities	12,220	11,257

Deferred Income Taxes	1,547	1,777

Total Liabilities	13,767	13,034

Stockholders’ Equity:
Share capital	127	127
Additional paid-in capital	27,988	27,968
Retained earnings	47,254	63,784
Accumulated other comprehensive loss	(1,113)	(1,097)

Total stockholders’ equity	74,256	90,782

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$88,023	$103,816

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Year Ended March 31,
	2003	2002
	(Unaudited)
Operating activities:
Net loss	$(16,530)	$(7,920)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,276	6,164
Deferred income taxes	(230)	(593)
Loss on disposal/write-off of property, plant and equipment	593	90
Allowance for doubtful accounts	54	(52)
Asset impairment	13,378	—
Changes in operating assets and liabilities:
Accounts receivable	(2,702)	1,200
Inventories	135	4,002
Other receivables, deposits and prepayments	473	(182)
Income taxes receivable	(3,576)	(9)
Other deposit	(301)	—
Accounts payable-trade	1,417	(251)
Accrued payroll, employee benefits and other expenses	(77)	440
Amounts due from related companies	—	589
Income taxes payable	297	336

Net cash (used in) provided by operating activities	(793)	3,814

Investing activities:
Proceeds on sale of property, plant and equipment	4	50
Acquisition of property, plant and equipment	(2,550)	(2,437)
Decrease in deposits for acquisition of property, plant and equipment	50	48

Net cash used in investing activities	(2,496)	(2,339)

Financing activities:
Payment for TrENDS	—	(3,080)
Payment for share buyback	(199)	(3,526)
Proceeds from issue of common stock	219	341

Net cash provided by (used in) financing activities	20	(6,265)

Net decrease in cash and cash equivalents	(3,269)	(4,790)
Cash and cash equivalents at beginning of year	29,217	33,901
Effects of exchange rate changes on cash and cash equivalents	(20)	106

Cash and cash equivalents at end of year	$25,928	$29,217

Supplemental cash flow information:
Cash paid during the year
Interest	$—	$—
Income taxes	3,613	303